                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                          (AMENDMENT NO _____________)*


                                    SINA.COM
     ----------------------------------------------------------------------
                                (Name of Issuer)


                   ORDINARY SHARES $0.133 PAR VALUE PER SHARE
     ----------------------------------------------------------------------
                         (Title of Class of Securities)


                                   G81477 10 4
     ----------------------------------------------------------------------
                                 (CUSIP Number)


                                DECEMBER 31, 2000
     ----------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

/ /      Rule 13d-1(b)
/ /      Rule 13d-1(c)
/X/      Rule 13d-1(d)

CUSIP No. G81477 10 4
          -----------

-------------------------------------------------------------------------------
 (1) Name of Reporting Person.
           Stone Group Corporation
     S.S or I.R.S. Identification No. of above person.
           N.A.
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group                              (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
           People's Republic of China
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       -0-
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       3,841,080
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    -0-
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    3,841,080
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
           3,841,080 Ordinary Shares
-------------------------------------------------------------------------------
(10) Check box if the Aggregate Amount in Row (9) Excludes Certain Shares
                          / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
           9.32%
-------------------------------------------------------------------------------
(12) Type of Reporting Person
           CO
-------------------------------------------------------------------------------

CUSIP No. G81477 10 4
          -----------

-------------------------------------------------------------------------------
 (1) Name of Reporting Person.
           Stone Electronic Technology Limited
     S.S or I.R.S. Identification No. of above person.
           N.A.
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group                              (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
           Hong Kong Special Administrative Region
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       -0-
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       3,212,779
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    -0-
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    3,212,779
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
           3,212,779 Ordinary Shares
-------------------------------------------------------------------------------
(10) Check box if the Aggregate Amount in Row (9) Excludes Certain Shares
                          / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
           7.80%
-------------------------------------------------------------------------------
(12) Type of Reporting Person
           CO
-------------------------------------------------------------------------------

CUSIP No. G81477 10 4
          -----------

-------------------------------------------------------------------------------
 (1) Name of Reporting Person.
           Soaring High Investments Limited
     S.S or I.R.S. Identification No. of above person.
           N.A.
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group                              (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
           Hong Kong Special Administrative Region
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       -0-
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       1,392,286
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    -0-
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    1,392,286
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
           1,392,286 Ordinary Shares
-------------------------------------------------------------------------------
(10) Check box if the Aggregate Amount in Row (9) Excludes Certain Shares
                          / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
           3.38%
-------------------------------------------------------------------------------
(12) Type of Reporting Person
           CO
-------------------------------------------------------------------------------

CUSIP No. G81477 10 4
          -----------

-------------------------------------------------------------------------------
 (1) Name of Reporting Person.
           Springbend Holdings Limited
     S.S or I.R.S. Identification No. of above person.
           N.A.
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group                              (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
           Hong Kong Special Administrative Region
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       -0-
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       2,020,587
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    -0-
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    2,020,587
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
           2,020,587 Ordinary Shares
-------------------------------------------------------------------------------
(10) Check box if the Aggregate Amount in Row (9) Excludes Certain Shares
                          / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
           4.90%
-------------------------------------------------------------------------------
(12) Type of Reporting Person
           CO
-------------------------------------------------------------------------------

CUSIP No. G81477 10 4
          -----------

-------------------------------------------------------------------------------
 (1) Name of Reporting Person.
           Yongji Duan
     S.S or I.R.S. Identification No. of above person.
           N.A.
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group                              (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
           People's Republic of China
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       56,250
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       3,841,080
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    56,250
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    3,841,080
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
           56,250 Ordinary Shares
-------------------------------------------------------------------------------
(10) Check box if the Aggregate Amount in Row (9) Excludes Certain Shares
                          / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
           Less than 1%
-------------------------------------------------------------------------------
(12) Type of Reporting Person
           IN
-------------------------------------------------------------------------------

ITEM 1.

(a)      Name of Issuer:

         SINA.com

(b)      Address of Issuer's Principal Executive Offices:

         Vicwood Plaza
         Room 1801-4
         18th Floor
         199 Des Voeux Road
         Central
         Hong Kong Special Administrative Region

ITEM 2.

(a)      Name of Person Filing:

         (1)      Stone Group Corporation
         (2)      Stone Electronic Technology Limited
         (3)      Soaring High Investments Limited
         (4)      Springbend Holdings Limited
         (5)      Yongji Duan

(b)      Address of Principal Business Office:

         (1)      No. 2 Haidian Road
                  Zhongguancun
                  Beijing 10080
                  People's Republic of China

         (2)      27/F
                  K. Wah Centre
                  191 Java Road
                  North Pointe
                  Hong Kong Special Administrative Region

         (3)      Same as (2)

         (4)      Same as (2)

         (5)      Same as (1)

(c)      Citizenship:

         (1)      People's Republic of China

         (2)      Hong Kong Special Administrative Region
         (3)      Hong Kong Special Administrative Region
         (4)      Hong Kong Special Administrative Region
         (5)      People's Republic of China

(d)      Title of Class of Securities:

         Ordinary Shares, $0.133 par value per share

(e)      CUSIP Number:

         G81477 10 4

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO Sections 240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

(a)      [  ]     Broker or dealer registered under section 15 of the Act (15
                  U.S.C. 78o).

(b)      [  ]     Bank as defined in section 3(a)(6)(19) of the Act (15 U.S.C.
                  78c).

(c)      [  ]     Insurance company as defined in section 3(a)(6)(19) of the Act
                  (15 U.S.C. 78c).

(d)      [  ]     Investment company registered under section 8 of the
                  Investment Company Act of 1940 (15 U.S.C. 80a-8).

(e)      [  ]     An investment adviser in accordance with
                  Section 240.13d-1(b)(1)(ii)(E);

(f)      [  ]     An employee benefit plan or endowment fund in accordance with
                  Section 240.13d-1(b)(1)(ii)(F);

(g)      [  ]     A parent holding company or control person in accordance with
                  Section 240.13d-1(b)(1)(ii)(G);

(h)      [  ]     A savings associations as defined in Section 3(b) of the
                  Federal Deposit Insurance Act (12 U.S.C. 1813);

(i)      [  ]     A church plan that is excluded from the definition of an
                  investment company under section 3(c)(14) of the Investment
                  Company Act of 1940 (15 U.S.C. 80a-3);

(j)      [  ]     Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).

ITEM 4.       OWNERSHIP

See rows 5 through 11 of cover pages.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTRL PERSON

Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

Not applicable.

ITEM 10. CERTIFICATIONS

Not applicable.

                                   SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information named in this schedule is true, complete and correct.



Date:    February 9, 2001                 Stone Group Corporation

                                          By:  /s/  DUAN Yongji
                                               ----------------------
                                               Name:  DUAN Yongji
                                               Title:  Chairman


Date:    February 9, 2001                 Stone Electric Technology Limited

                                          By:  /s/  DUAN Yongji
                                               ----------------------
                                               Name:  DUAN Yongji
                                               Title:  President


Date:    February 9, 2001                 Soaring High Investments Limited

                                          By:  /s/  DUAN Yongji
                                               ----------------------
                                               Name:  DUAN Yongji
                                               Title:  Director


Date:    February 9, 2001                 Springbend Holdings Limited

                                          By:  /s/  DUAN Yongji
                                               ----------------------
                                               Name:  DUAN Yongji
                                               Title:  Director


Date:    February 9, 2001                 /s/  Yongji Duan
                                               ----------------------
                                                           Yongji Duan

                                  Exhibit Index


           EXHIBIT             DESCRIPTION
           -------             -----------
            99.1               Statement pursuant to Rule 13d-1(k)(1)(iii)